Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Paul G. Van Wagenen

(713) 297-5000

DR. CHARLES G. GROAT JOINS POGO PRODUCING COMPANY

HOUSTON, TX. – November 1, 2005 – Pogo Producing Company (“PPP”-NYSE) today announced the appointment of Dr. Charles G. Groat, 65, of Austin, Texas, to the Board of Directors of the Houston-based oil and gas exploration and production company.

Dr. Groat currently serves as the Director of the Center for International Energy and Environmental Policy and as the Director of the Energy and Mineral Resources Graduate Program at the University of Texas at Austin.  He also holds the Jackson Chair in Energy and Mineral Resources at the University.  Before joining the University of Texas at Austin, Dr. Groat served for 6½ years as Director of the U.S. Geological Survey, having been appointed by President Clinton and retained by President Bush.  Throughout his career, Dr. Groat has been involved with both public policy and academic pursuits.  He held top posts in geosciences at three different universities, and has previously served as Director of the Louisiana Geological Survey and as executive director of the American Geological Institute.

Dr. Groat earned a Bachelor of Arts degree in Geology from the University of Rochester, a Master of Science in Geology from the University of Massachusetts, and a Ph.D. in Geology from the University of Texas at Austin.

Pogo’s Chairman, Paul G. Van Wagenen, said, “Chip Groat is a terrific addition to Pogo’s already outstanding Board of Directors.  His years of service in public and academic sectors of the energy industry will be of great benefit to our company.  He is a brilliant person with proven leadership skills.  Moreover, Dr. Groat is a first-class person of high integrity and will be a true credit to Pogo.”

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Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns interests in 89 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas.  Pogo also owns approximately 3,500,000 gross leasehold acres in major oil and gas provinces in North America and 1,043,000 acres in New Zealand.  Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP”.